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                              ITEM 5. OTHER EVENTS


                             [SEE ATTACHED EXHIBIT]
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                                                                    NEWS RELEASE


                                                                    (RYDER LOGO)


FOR IMMEDIATE RELEASE

Contact:     Art Stone
             (305) 593-3180

RYDER REPORTS HIGHER EARNINGS IN 1995

         MIAMI, FLORIDA, February 6, 1996 -- Earnings before accounting change of Ryder System, Inc. (NYSE: R) in 1995 exceeded the company's record 1994 earnings, it was reported here today by Chairman, President and Chief Executive Officer M. Anthony Burns.
         "Our company performed well in 1995, despite the impact of a softening economy which negatively impacted vehicle utilization, a 32-day strike by the International Brotherhood of Teamsters and costs related to reorganizations and the implementation of reeingineering initiatives," Burns said "Our contractual businesses continued to grow, and we are particularly pleased by the performance of Ryder Dedicated Logistics, which had revenue growth of more than 30%."
         For the full year of 1995, revenue rose to $5.17 billion, compared with revenue of $4.69 billion in 1994. Earnings before accounting change were $155.4 million, or $1.96 per share, compared with 1994 net earnings of $153.5 million, or $1.95 per share. Net earnings in 1995 were reduced by $7.8 million, or $0.10 per share, due to a first quarter change in accounting for charitable contributions.
         In 1995's fourth quarter, revenue totaled $1.35 billion, compared with revenue of $1.24 billion in the fourth quarter of 1994. Net earnings in the fourth quarter of 1995 rose to $56.4 million, or $0.71 per share, compared with fourth quarter 1994 net earnings of $38.0 million, or $0.48 per share.

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RYDER REPORTS HIGHER EARNINGS IN 1995
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Operations
         Ryder Dedicated Logistics (RDL), the company's most rapidly growing product line, set the pace for 1995, Burns said. The business unit reported that sales of new business exceeded $300 million during 1995, revenue grew by 34%, total operating margin dollars increased for the year and product line pretax earnings as a percentage of revenue improved sharply during the year from their first-quarter lows, despite heavy spending on new capabilities. As the year progressed, RDL added service offerings, including inventory deployment, and a number of important new customers, including Whirlpool and OfficeMax.
         Ryder's largest product line, full service truck leasing, performed well in 1995 despite an intensely competitive pricing environment, Burns said. New lease sales for the year were among the highest in the product line's history. Full service truck leasing revenue increased more than 10% in 1995.
         Ryder Public Transportation Services had the best year in its history, Burns said, with revenue up 10% and significantly higher pretax earnings, compared with 1994. The unit's growth came from all of its business segments, with particularly good performance by Ryder/ATE, which experienced significant growth in demand for paratransit operations, and Ryder/MLS, which provides public fleet maintenance and management services.
         The company's international operations, while still accounting for a relatively small portion of Ryder's business, expanded substantially in 1995, Burns said, entering two new countries and growing in others through increased sales of new business and the success of acquisitions completed in late 1994. International Division revenue in 1995 increased 57% and pretax earnings also increased substantially.
         Revenue of Ryder's truck rental product lines was slightly higher in 1995 than in 1994, Burns reported. Performance of both truck rental product lines was affected by the softening economy. In addition, the commercial truck rental

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RYDER REPORTS HIGHER EARNINGS IN 1995
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product line was unfavorably impacted in the latter part of the year by lower demand for commercial rental vehicles, resulting from shorter delivery times for new lease vehicles. Responding to the economic environment, the company reduced the size of both rental truck fleets during the second half of the year and streamlined much of the administration of its consumer truck rental product line.

         Revenue and pretax earnings of the Automotive Carrier Division were lower in 1995, Burns said, primarily as a result of a 32-day strike by the International Brotherhood of Teamsters. In addition, high vehicle inventory levels, which caused curtailed production near year end, reduced the number of units shipped.

Outlook

         Looking ahead, Burns said, "While we remain cautious about the strength of the U.S. economy in 1996, which could bring some challenges in our truck rental businesses, we feel confident that 1996 will be another good year for Ryder. As often happens, however, we expect a relatively slow start, because reduced levels of automobile production coupled with bad weather in January could affect our performance in the first quarter.

         "Long term, we are optimistic. Our strategic focus has sharpened. We will reduce our capital expenditures in 1996 and allocate them even more prudently, concentrating on the businesses with the greatest opportunities for return, and we will continue working to improve our margins. Our contractual businesses are performing very well, and we expect them to maintain the pattern of growth in 1996 that they have demonstrated in recent quarters."

                                      -o-

Note to Editor:
         Ryder provides high-quality logistics and transportation solutions throughout the United States and in Canada, the United Kingdom, Germany, Poland, Mexico, Brazil and Argentina. Revenue in 1995 was $5.17 billion. Assets at December 31, 1995 were $5.89 billion.
         Ryder's stock is a component of the Dow Jones Transportation Average and the Standard & Poor's 500 Index.
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               RYDER SYSTEM, INC. AND CONSOLIDATED SUBSIDIARIES

                           REVENUE AND NET EARNINGS
                   Periods ended December 31, 1995 and 1994
                   (In thousands, except per share amounts)




                                              Fourth Quarter                          Twelve Months
                                      ------------------------------           ---------------------------
                                         1995                1994                 1995             1994
                                      ----------           ---------           ---------         ---------
Revenue                               $1,345,447           1,242,752           5,167,421         4,685,603
                                      ==========           =========           =========         =========
Earnings before cumulative
  effect of change in
  accounting                             $56,429              37,992             155,425           153,529
Cumulative effect of change
  in accounting(a)                             -                   -              (7,759)                -
                                      ----------           ---------           ---------         ---------
Net earnings                          $   56,429              37,992             147,666           153,529
                                      ==========           =========           =========         =========
Average common and common
  equivalent shares                       79,687              79,063              79,370            78,768
                                      ==========           =========           =========         =========
Earnings per common share:
  Earnings before cumulative
    effect                            $     0.71                0.48                1.96              1.95
  Cumulative effect of change
    in accounting(a)                           -                   -               (0.10)                -
  Net earnings                        $     0.71                0.48                1.86              1.95
                                      ==========           =========           =========         =========

                    REVENUE AND EARNINGS BEFORE INCOME TAXES
                               LINES OF BUSINESS
                    Periods ended December 31, 1995 and 1994
                                 (In thousands)



                                              Fourth Quarter                          Twelve Months
                                      ------------------------------           ---------------------------
                                         1995                1994                 1995             1994
                                      ----------           ---------           ---------         ---------
Revenue:
  Vehicle Leasing & Services          $1,194,772           1,079,477           4,589,621         4,057,735
  Automotive Carriers                    154,690             168,033             594,446           645,402
  Intersegment                            (4,015)             (4,758)            (16,646)          (17,534)
                                      ----------           ---------           ---------         ---------
                                      $1,345,447           1,242,752           5,167,421         4,685,603
                                      ==========           =========           =========         =========

Earnings before income taxes:
  Vehicle Leasing & Services             $71,074              55,479             242,457           234,258
  Automotive Carriers                     28,310              15,215              43,144            50,078
  Other                                   (4,020)             (6,234)            (21,215)          (23,817)
                                      ----------           ---------           ---------         ---------
                                      $   95,364              64,460             264,386           260,519
                                      ==========           =========           =========         =========

(a) Effective January 1, 1995, the company adopted Statement of Financial Accounting Standards No. 116, "Accounting for Contributions Received and Contributions Made," resulting in a charge of $7.8 million. The cumulative effect reflects the after tax charge to establish a liability for the present value of the company's total outstanding charitable commitments as of January 1, 1995.